Exhibit 10.22

US $300,000	December 15, 2002

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Beacon Security Partners, LP (“Beacon”), a Texas limited partnership and Z-Link, LLC, a Texas limited liability company, jointly and severally, collectively, (“Makers”), promises to pay to the order of Varitek Industries, Inc., a Texas corporation, or any successor holder of this Note (“Holder”), at the address of 16360 Park Ten Place, Suite 200, Houston, Texas 77084, or such other place as Holder may designate, the principal amount of Three Hundred Thousand Dollars ($300,000), together with interest thereon as provided below.

1. Interest. Prior to any default, simple interest shall accrue on the outstanding principal balance of this Note at the rate of 6% per annum, payable as provide below. Following any default, simple interest shall accrue on the outstanding principal balance of this Note at the rate of 12% per annum.

2. Payments. All outstanding principal and interest shall be payable on or before December 31, 2003 (the “Maturity Date”). Commencing in January 2003, Makers agree to remit to Holder monthly payments from Makers’ net cash operating revenue, in each case in amounts that are mutually agreed to by Makers and Holder, in satisfaction of Makers’ obligations under this Note. In addition, the following amounts paid by Makers shall be applied against and shall reduce Makers’ obligations to Holder, and shall therefore be considered payments, under this Promissory Note:

(a) the monthly premium for Zane Russell’s medical insurance and his monthly cell phone charges (the total credit for amounts paid by Makers for these items for the period July through February 2003 is $8,470.65);

(b) two-thirds of Barbara Walter’s monthly compensation, including all related payroll taxes employee benefits (the total credit for two-thirds of amounts paid by Makers for these items for the period July through February 2003 is $19,526.97);

(c) the monthly compensation of Mike Shirley, including all related payroll taxes and employee benefits (the total credit for one-half of amounts paid by Makers for these items for the period July through February 2003 is $78,640.74);

(d) one-half of the ongoing expenses incurred by Makers in operating the phone security business known as A-Link Security (including telephone, office supplies, copiers, and use of furniture and fixtures (based on $1000/month)) (the total credit for one-half of amounts paid by Makers for these items for the period July through February 2003 is $20,262.90); and

(e) the security deposit in the amount of $6,380.17 on the lease assumed by Holder of the premises where the business known as A-Link Security is conducted, which security deposit was assigned by Makers to Holder in connection with Holder’s assumption of this lease as of May 1, 2003.

Payments on this Note shall be applied first to reduce the amount of the then accrued but unpaid interest, and then to reduction of the then outstanding principal balance.

3. Prepayment. Makers may pay all or any part of the principal owing on this Note at any time or times prior to maturity without payment of any premium or penalty.

4. Security. Payment of this Note is and shall be secured by a security interest in all of Makers’ presently existing and hereafter acquired property, wherever located, as provided in the Security Agreement of even dated herewith between Makers and Holder (“Security Agreement”).

5. Management Contract. In consideration for Holder making a loan to Makers, Makers has executed the Management Agreement of even date herewith (“Management Agreement”), pursuant to which a designee of Holder shall be appointed by Makers as its Chief Operating Officer pending Makers’ repayment of the loan evidenced by this Note.

6. Default. Each of the following events shall constitute an event of default (“Event of Default”) and Holder, in addition to any remedies available to it at law or in equity, shall thereupon have the option to declare Makers in default under this Note and declare immediately due and payable all obligations of Makers to Holder (it also being understood that the occurrence of any of the Events of Default set forth in subsections (c) or (d) automatically shall constitute an Event of Default and cause an immediate acceleration of Makers’ indebtedness to Holder):

(a) the failure of Makers to make any payment required hereunder when due;

(b) the default by Makers in the performance or observance of any other term, covenant, condition or obligation contained in this Note, which default is not cured within 15 days after Makers’ written notice thereof;

(c) the filing of any petition by either or both Makers under any provision of the Federal Bankruptcy Code or any state law relating to insolvency; or the filing of any such petition against Makers, unless such petition and all proceedings thereunder are dismissed within 60 days from such filing; or the appointment of a trustee or receiver for all or any assets of Makers, unless such appointment is vacated or dismissed within 60 days from the date of such appointment;

(d) an adjudication that either Maker is insolvent or bankrupt;

(e) the default by Makers in the performance or observance of any term, covenant, condition or obligation contained in the Security Agreement or the Management Agreement, which default is not cured in accordance with the terms of the Security Agreement or the Management Agreement, as appropriate; or

(f) the failure of Makers, as soon as it is practicable, (i) to apply the proceeds of the loan represented by this Note to the satisfaction of any and all claims asserted by the United States Internal Revenue Service (“IRS”) against Beacon for unpaid taxes, and (ii) to secure the release of any and all liens currently asserted by the IRS against any and all property of Makers.

7. Collection Costs. Upon the occurrence of any Event of Default, Makers jointly and severally agree to pay Holder, upon demand, any and all costs, expenses and fees, including without limitation, reasonable attorneys’ fees incurred before or after suit is commenced in order to enforce payment hereof, and in the event suit is brought to enforce payment hereof, that such costs, expenses and fees shall be determined by a court proceeding without a jury.

8. Waiver. Makers hereby acknowledges and agree that the failure by Holder to insist upon Makers’ strict performance of this Note or the failure by Holder to exercise its remedies hereunder shall not be deemed a waiver of such default, and shall not be a waiver by Holder of any of Holder’s rights or remedies hereunder or at law or in equity.

9. Usury. No provision of this Note shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess interest is herein provided for, or shall be adjudicated to be so, the provisions of this Section shall govern, and neither the Makers nor their successors or assigns shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law, and any such amount paid, at the option of Holder, shall either be applied against the principal balance of this Note due at maturity or rebated to Makers within 30 days after such determination.

All sums contracted for, charged or received by Holder for the use, forbearance or detention of the indebtedness evidenced by this Note shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of this Note so that the interest rate does not exceed the maximum nonusurious rate of interest permitted for that day by whichever applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between Makers and Holder.

10. Governing Law. All amounts payable hereunder are payable in lawful money of the United States of America. This Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws principles.

11. Representations and Warranties of Makers. Makers hereby represent and warrants to Holder as follows:

(a) Makers have the full power, authority and capacity to issue this Note and to perform and comply with all covenants and obligations contained herein.

(b) This Note has been duly executed and delivered by Makers and constitutes the legal, valid and binding obligations of Makers, enforceable against Makers in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally.

(c) Neither the execution and delivery of this Note, nor the performance by Makers of its obligations hereunder, will (i) require the consent of any other party to any agreement or commitment by which Makers is bound, (ii) with or without the giving of notice or the lapse of time or both, conflict with or result in a breach of any terms or provisions of, or result in the creation or imposition of any lien, claim, charge or encumbrance upon Makers’

assets under any material agreements or other instrument, or (iii) violate any applicable law, rule, regulation, judgment, decree or order of any court or governmental instrumentality.

IN WITNESS WHEREOF, this Note has been duly executed to be effective as of the date first set forth above.

BEACON SECURITY PARTNERS, LP,
a Texas limited partnership

By:	BEACON SECURITY, LLC,
a Texas limited liability company, General Partner

By:	/s/ BYRON RUSSELL
Byron Russell, Manager

Z-LINK, LLC,
a Texas limited liability company

By:	/s/ ZANE RUSSELL
Zane Russell, Manager

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